Exhibit 10.1

Box, Inc.

Employment Offer Letter

November 1, 2023

Dear Olivia,

I am pleased to offer you a position with Box, Inc. (the “Company”) as Chief Operating Officer commencing on November 6, 2023, in our Redwood City Office. As Chief Operating Officer, you will report to Aaron Levie, Chief Executive Officer and Co-Founder of Box. You will receive an annual base salary of $360,000.00 less applicable Federal, state, local and elected withholdings, which will be paid in accordance with the Company’s normal payroll procedures.

You will also be eligible for a discretionary, pro-rated annual bonus of up to 55% of your annual base salary based on the Company’s completion of (a) preset goals as described in the Box Leadership Bonus Plan and (b) your individual performance. The annual bonus for FY24 will be pro-rated to reflect the length of your service during the fiscal year ending January 31, 2024. Details of the Box Leadership Bonus Plan will be made available to you after your start date.

You will also receive a sign-on bonus in the amount of $200,000.00, less all applicable federal, state, and local taxes. This payment will be made to you as follows: (a) $100,000.00, less applicable taxes, will be paid to you in the first pay period following the first 30 days of your employment with the Company; and (b) $100,000.00, less applicable taxes, will be paid to you in the first pay period following the completion of 90 days of employment.

In addition to your salary and bonuses, we will recommend to the Company’s Board of Directors (the “Board”) that you be granted restricted stock units (“RSUs”) for 450,000 shares of the Company’s Class A common stock. Following an initial vesting period of approximately one year from the vesting commencement date (“VCD”), Box’s RSUs continue to vest one time per quarter (on or around March 20, June 20, September 20, and December 20). The VCD of your RSUs will be the quarterly vesting date that falls in the same fiscal quarter in which you commence employment at Box. As such, subject to your continued employment with Box on each applicable vesting date, twenty-five percent (25%) of your RSUs will vest on the first anniversary of the VCD, and 1/16th of your RSUs will vest on each subsequent quarterly vesting date after the first anniversary of the VCD for a total vesting period of 4 years. For example, if you commence employment on April 1 (and remain employed through each applicable vesting date), your first vesting date will be March 20th of the following year. When RSUs vest, you will be issued shares of Box stock (net of any shares withheld to pay required withholding taxes). These RSUs are subject to approval by the Board and will be governed by the specific terms and conditions set out in the award agreement equity incentive plan.

This offer of employment is contingent upon the satisfactory completion and outcome of a background investigation. In addition, for purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a full-time employee, you will be eligible to participate in the Company’s standard benefits as in effect from time to time, on the same basis as those benefits are generally made available to other similarly situated employees of the Company, and subject to the Company’s policies. Such benefits are subject to change, and may be supplemented, altered, or eliminated, in part or entirely. Any eligibility to participate in such benefit plans, as well as the terms thereof, shall be as set forth in the governing documents for such plans, or if there are no such governing documents, in the Company’s policies.

©Box, Inc. | 900 Jefferson Ave., Redwood City, CA 94063 USA | www.box.com | 877-729-4269

Employment is for no specified period of time and “at-will.” That means you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. You should note that the Company reserves the right to modify salaries from time to time as it deems necessary.

As a senior executive of the Company, you will be eligible to receive severance and change of control benefits under certain circumstances pursuant to the Change in Control and Severance Agreement, attached hereto as Exhibit A (the “Severance Agreement”). Accordingly, your potential severance and change of control benefits and the terms and conditions thereof shall be set forth in the Severance Agreement.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. In addition, you agree not to bring any third-party confidential information to the Company, including that of any former employer, and that in performing your duties for the Company, you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by Company rules and policies. You will be specifically required to sign an acknowledgement that you have read and understand the Company rules of conduct which will be included in an Employee Handbook which the Company will distribute to you on your date of hire. You will be expected to sign and comply with the Employment, Confidential Information, and Intellectual Property Assignment Agreement attached as Exhibit B, which requires, among other things, the assignment of your rights to any intellectual property made during your employment at the Company and non-disclosure of proprietary information. For details on how we use, process, and protect your personal information when you provide personal information for employment purposes, please see our Personnel Privacy Notice.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at Box!

Very truly yours,
Box, Inc.

By:	/s/ Jessica Swank
Jessica Swank
Chief People Officer

AGREED AND ACCEPTED:

/s/ Olivia Nottebohm
Olivia Nottebohm

©Box, Inc. | 900 Jefferson Ave., Redwood City, CA 94063 USA | www.box.com | 877-729-4269

Exhibit A

Change in Control and Severance Agreement

This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between Olivia Nottebohm (“Executive”) and Box, Inc., a Delaware corporation (the “Company”), effective as of the date on which the Agreement has been executed by both parties (the “Effective Date”).

Recitals

1.

The Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) believes that it is in the best interests of the Company and its stockholders (i) to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat, or occurrence of a Change in Control and (ii) to provide Executive with an incentive to continue Executive’s employment prior to a Change in Control and to motivate Executive to maximize the value of the Company upon a Change in Control for the benefit of its stockholders.

2.

The Committee believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment under certain circumstances. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

3.	Certain capitalized terms used in the Agreement are defined in Section 6 below.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.

Term of Agreement. This Agreement will have an initial term of two years commencing on the Effective Date (the “Initial Term”). On the second anniversary of the Effective Date and each anniversary thereafter, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least 90 days prior to the date of automatic renewal. If a Change in Control occurs when there are fewer than 12 months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is 12 months following the effective date of the Change in Control. If Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied. For clarity, an election by the Company not to renew this Agreement for an Additional Term will not be deemed to be a termination of Executive’s employment without Cause or grounds for a resignation for Good Reason and, accordingly, Executive will not be eligible for severance benefits under Section 3.

2.

At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. As an at-will employee, either the Company or the Executive may terminate the employment relationship at any time, with or without Cause.

©Box, Inc. | 900 Jefferson Ave., Redwood City, CA 94063 USA | www.box.com | 877-729-4269

3.	Severance Benefits.

a.

Termination without Cause Unrelated to a Change in Control. If the Company terminates Executive’s employment with the Company without Cause (excluding death or Disability) and such termination occurs outside of the Change in Control Period, then subject to Section 4, Executive will receive the following:

i.

Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

ii.

Continuing Severance Payments. Executive will be paid continuing payments of severance pay at a rate equal to Executive’s base salary rate, as then in effect, for six months from the date of such termination of employment (the “Continuance Period”), to be paid periodically in accordance with the Company’s normal payroll policies. Severance payments during the Continuance Period will not commence until, the first Company payroll following the Release Deadline (as defined below), or, if later, such time as required by Section 4(c). Except as required by Section 4(c), any installment payments that would have been made to Executive during the 60 day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the first Company payroll following the Release Deadline and the remaining payments will be made as provided in this Agreement.

iii.

Continuation Coverage. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of six months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy.

b.

Termination without Cause or Resignation for Good Reason in Connection with a Change in Control. If the Company terminates Executive’s employment with the Company without Cause (excluding death or Disability) or if Executive resigns from such employment for Good Reason, and, in each case, such termination occurs during the Change in Control Period, then subject to Section 4, Executive will receive the following:

i.

Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

ii.

Severance Payment. Executive will receive a lump-sum payment (less applicable withholding taxes) equal to 12 months of Executive’s annual base salary as in effect immediately prior to Executive’s termination date. For the avoidance of doubt, if (x) Executive incurred a termination prior to a Change in Control that qualifies Executive for severance payments under Section 3(a)(ii); and (y) a Change in Control occurs within the three-month period following Executive’s

©Box, Inc. | 900 Jefferson Ave., Redwood City, CA 94063 USA | www.box.com | 877-729-4269

termination of employment that qualifies Executive for the superior benefits under this Section 3(b)(ii), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 3(b)(ii), less amounts already paid under Section 3(a)(ii) and such amount lump-sum amount shall be payable upon the later of: (A) the Change in Control, (B) the first Company payroll following the Release Deadline; or (C) such later date required by Section 4(c).

iii.

Bonus Payment. Executive will receive a lump-sum payment equal to 100% of Executive’s target bonus as in effect for the fiscal year in which the termination of employment occurs. Payment will be made on the first Company payroll following the Release Deadline, subject to Section 4(c).

iv.

Continuation Coverage. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of 12 months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy.

v.

Accelerated Vesting of Equity Awards. 100% of Executive’s then-outstanding and unvested Equity Awards will become vested in full. If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to 100% of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

c.

Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason during the Change in Control Period) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

d.

Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then Executive will not be entitled to receive any other severance or other benefits, except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

e.

Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 3(a) or (b) of this Agreement, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 3 of this Agreement.

©Box, Inc. | 900 Jefferson Ave., Redwood City, CA 94063 USA | www.box.com | 877-729-4269

4.	Conditions to Receipt of Severance

a.

Release of Claims Agreement. The receipt of any severance payments or benefits (other than the accrued benefits set forth in either Sections 3(a)(i) or 3(b)(i)) pursuant to this Agreement is subject to Executive signing and not revoking the Company’s customary separation and release of claims agreement (the “Release”), which must become effective and irrevocable no later than the 60th day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

b.

Confidential Information and Invention Assignment Agreements. Executive’s receipt of any payments or benefits under Section 3 (other than the accrued benefits set forth in either Sections 3(a)(i) or 3(b)(i)) will be subject to Executive continuing to comply with the terms of the Employment, Confidential Information and Invention Assignment Agreement, between the Company and Executive, as such agreement may be amended from time to time (the “ECIIAA”) and the Release.

c.	Section 409A.

i.

Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

ii.

It is intended that none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 4(c)(iv) below or resulting from an involuntary separation from service as described in Section 4(c)(v) below.

iii.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

©Box, Inc. | 900 Jefferson Ave., Redwood City, CA 94063 USA | www.box.com | 877-729-4269

iv.

Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

v.

Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A- 1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

vi.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A.

5.

Limitations on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 3 will be either:

a.	delivered in full, or

b.	delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards; (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to a Change in Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5.

©Box, Inc. | 900 Jefferson Ave., Redwood City, CA 94063 USA | www.box.com | 877-729-4269

6.	Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

a.	Cause. “Cause” means:

i.	an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee;

ii.	Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement;

iii.	Executive’s gross misconduct;

iv.

Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company;

v.	Executive’s willful breach of any obligations under any written agreement or covenant with the Company;

vi.

Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation; or

vii.

Executive’s continued failure to perform Executive’s employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

b.	Change in Control. “Change in Control” means the occurrence of any of the following events:

i.

A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

ii.

A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

iii.

A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the

©Box, Inc. | 900 Jefferson Ave., Redwood City, CA 94063 USA | www.box.com | 877-729-4269

Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

c.	Change in Control Period. “Change in Control Period” means the period beginning three months prior to, and ending 12 months following, a Change in Control.

d.	Code. “Code” means the Internal Revenue Code of 1986, as amended.

e.

Disability. “Disability” means that Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

f.

Equity Awards. “Equity Awards” means Executive’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.

g.

Good Reason. “Good Reason” means Executive’s voluntary termination, within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent:

i.

a material reduction of Executive’s duties, authority or responsibilities other than a reduction following a Change in Control due to the Company being part of a larger entity where Executive assumes similar functional duties;

©Box, Inc. | 900 Jefferson Ave., Redwood City, CA 94063 USA | www.box.com | 877-729-4269

ii.	a material reduction in Executive’s base salary other than a one-time reduction of not more than 10% that also is applied to substantially all of the Company’s other executive officers; or;

iii.

a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than 50 miles from Executive’s then present location will not be considered a material change in geographic location.

Executive may not resign for Good Reason without first providing the Company with written notice within 90 days of the initial existence of the condition that Executive believes constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than 30 days following the date of such notice.

For purposes of the “Good Reason” definition, the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

h.

Section 409A Limit. “Section 409A Limit” will mean two times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

7.	Successors.

a.

The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

b.

Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.	Notice.

a.

General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when sent electronically or personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, notices will be sent to the e-mail address or addressed to Executive at the home address, in either case which Executive most recently communicated to the Company in writing. In the case of the Company, electronic notices will be sent to the e-mail addresses of the Chief Executive Officer and the General Counsel and mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer and General Counsel.

©Box, Inc. | 900 Jefferson Ave., Redwood City, CA 94063 USA | www.box.com | 877-729-4269

b.

Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than 90 days after the giving of such notice).

9.

Resignation. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.

10.	Arbitration.

a.

Arbitration. In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. The Federal Arbitration Act will also apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act.

b.

Dispute Resolution. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

c.

Procedure. Executive agrees that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator will have the power to award any remedies available under applicable law, and the arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive will pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have

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instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The decision of the arbitrator will be in writing. Any arbitration under this Agreement will be conducted in Santa Clara County, California.

d.

Remedy. Except as provided by the Act, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

e.

Administrative Relief. Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, Executive may not pursue court action regarding any such claim, except as permitted by law.

f.

Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

11.	Miscellaneous Provisions.

a.

No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

b.

Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

c.	Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

d.

Entire Agreement. This Agreement, together with the ECIIAA, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the

©Box, Inc. | 900 Jefferson Ave., Redwood City, CA 94063 USA | www.box.com | 877-729-4269

parties with respect to the subject matter hereof, including, but not limited to, any rights to any severance and/or change in control benefits set forth in Executive’s original offer letter, any prior severance agreement and/or any accelerated vesting terms set forth in an individual Equity Award agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless it is in a writing that specifically mentions this Agreement and that is signed by Executive and by an authorized officer of the Company (other than Executive).

e.

Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in Santa Clara County.

f.

Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

g.	Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

h.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

©Box, Inc. | 900 Jefferson Ave., Redwood City, CA 94063 USA | www.box.com | 877-729-4269

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

BOX, INC.

/s/ David Leeb
David Leeb
Chief Legal Officer & Corporate Secretary
Date: November 1, 2023

EXECUTIVE

/s/ Olivia Nottebohm
Olivia Nottebohm
Date: November 1, 2023

[Signature Page of the Change in Control and Severance Agreement]

©Box, Inc. | 900 Jefferson Ave., Redwood City, CA 94063 USA | www.box.com | 877-729-4269

Exhibit B

Box, Inc. Employment, Confidential Information and Intellectual Property Assignment Agreement

As a condition of my employment with Box, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following terms under this Employment, Confidential Information and Intellectual Property Assignment Agreement (the “Intellectual Property Agreement”):

1.	Employment

a)

I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

b)

I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

2.	Confidential Information

a)	Company Information

I agree at all times during the term of my employment (my “Relationship with the Company”) and thereafter to hold in strictest confidence, and not to use except for the benefit of the Company or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and the needs, requirements and/or orders of individual Company customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my Relationship with the Company), markets, works of original authorship, photographs, negatives, digital images, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

©Box, Inc. | 900 Jefferson Ave., Redwood City, CA 94063 USA | www.box.com | 877-729-4269

b)	Other Employer Information

I agree that I will not, during my Relationship with the Company, improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer or other person or entity. I further agree that I will not bring onto the premises of the Company or transfer onto the Company’s technology systems, any unpublished document, proprietary information or trade secrets belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity and the Company.

c)	Third Party Information

I recognize that the Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

d)	Immunity From Liability for Confidential Disclosure of a Trade Secret to the Government or in a Sealed Court Filing.

I understand that the federal Defend Trade Secrets Act of 2016 immunizes me against criminal and civil liability under federal or state trade secret laws –under certain circumstances –if I disclose a trade secret for the purpose of reporting a suspected violation of law. I understand that Immunity is available if I disclose a trade secret in either of these two circumstances:

1) I disclose the trade secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, and (c) solely for the purpose of reporting or investigating a suspected violation of law; or

2) In a legal proceeding, I disclose the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public).

3.	Intellectual Property

a)	Assignment of Intellectual Property

I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any original works of authorship, inventions, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the service of the Company (including during my off-duty hours) (collectively referred to as “Intellectual Property”) and which (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the business, or to the actual or demonstrably anticipated research or development of the Company. The Intellectual Property will be the sole and exclusive property of the Company. I further acknowledge that

©Box, Inc. | 900 Jefferson Ave., Redwood City, CA 94063 USA | www.box.com | 877-729-4269

all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent any Intellectual Property is not deemed to be work for hire, then I will and hereby do assign all my right, title and interest in such Intellectual Property to the Company, except as provided in Section 3(e). I understand and agree that any decision whether or not to commercialize or market any Intellectual Property is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Intellectual Property.

b)	Patent and Copyright Registrations

I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for, register, obtain, maintain, defend and enforce such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property, and any copyrights, patents or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Intellectual Property Agreement, at the Company’s reasonable expense. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my assistance in perfecting the rights transferred in this Intellectual Property Agreement, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patent or copyright registrations thereon with the same legal force and effect as if executed by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable.

c)	Maintenance of Records

I agree to keep and maintain adequate, accurate, authentic and current written records of all Intellectual Property made by me (solely or jointly with others) during the term of my Relationship with the Company. The records will be in the form of notes, sketches, drawings, and works of original authorship, photographs, negatives, digital images or any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

d)	Intellectual Property Retained and Licensed

I provide below a list of all original works of authorship, inventions, developments, improvements, and trade secrets which were made by me prior to my Relationship with the Company (collectively referred to as “Prior Intellectual Property”), which belong to me and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there is no such Prior Intellectual

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Property. If in the course of my Relationship with the Company, I incorporate into Company property any Prior Intellectual Property owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license with the right to grant and authorize sublicenses to make, have made, modify, use, import, offer for sale and sell such Prior Intellectual Property as part of or in connection with such Company property.

Prior Intellectual Property:

Title	Date	Identifying Number orBrief Description

e)	Exception to Assignments

I understand that the provisions of this Intellectual Property Agreement requiring assignment of Intellectual Property to the Company are limited as provided in Section 2870 of the California Labor Code, which is attached hereto as Appendix A, and do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities, or trade secret information; and (iii) do not result from any work performed by me for the Company; and (iv) do not relate at the time of conception or reduction to practice to the Company’s business, or to its actual or demonstrably anticipated research or development. Any such intellectual property will be owned entirely by me, even if developed by me during the time period in which I am employed by the Company. I will advise the Company promptly in writing of any intellectual property that I believe meet the criteria for exclusion set forth herein and are not otherwise disclosed pursuant to Section 3(d) above.

f)	Return of Company Documents

I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all works of original authorship, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my Relationship with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my Relationship with the Company.

4.	Notification of New Employer

In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer or consulting client about my rights and obligations under this Intellectual Property Agreement.

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5.	No Solicitation of Employees

In consideration for my Relationship with the Company and other valuable consideration, receipt of which is hereby acknowledged, I agree that during the period of my Relationship with the Company as an employee, officer and/or director, I shall not solicit the employment of any person who shall then be performing services for the Company (as an employee or consultant) or who shall have performed services for the Company (as an employee or consultant) within the prior twelve (12) month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly. To the extent I am an employee working for the Company outside of California, the non-solicit obligation in Section 5 will extend for a period of twelve (12) months after my Relationship with the Company ends.

6.	Representations

I represent that my performance of all the terms of this Intellectual Property Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Intellectual Property Agreement.

7.	General Provisions

b)	Governing Law; Consent to Personal Jurisdiction

This Intellectual Property Agreement will be governed by the laws of the State of California as they apply to contracts entered into and wholly to be performed within such State. Subject to Section 7, I hereby expressly consent to the nonexclusive personal jurisdiction and venue of the state and federal courts located in the federal Northern District of California for any lawsuit filed there by either party arising from or relating to this Intellectual Property Agreement.

c)	Entire Agreement

This Intellectual Property Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and suspends all prior discussions between us, whether written or oral. No modification of or amendment to this Intellectual Property Agreement, nor any waiver of any rights under this Intellectual Property Agreement, will be effective unless in writing signed by the party to be charged. Waiver of a breach of any provision of this Intellectual Property Agreement will not operate as a waiver of any other provision or of any subsequent breach. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Intellectual Property Agreement.

d)	Severability

If one or more of the provisions in this Intellectual Property Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

e)	Successors and Assigns

This Intellectual Property Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

©Box, Inc. | 900 Jefferson Ave., Redwood City, CA 94063 USA | www.box.com | 877-729-4269

IN WITNESS WHEREOF, the undersigned has executed this Employment, Confidential Information and Intellectual Property Assignment Agreement as of the date indicated below.

By:	/s/ Olivia Nottebohm
Date:	November 1, 2023
Name:	Olivia Paula Nottebohm

©Box, Inc. | 900 Jefferson Ave., Redwood City, CA 94063 USA | www.box.com | 877-729-4269

Appendix A to Employment, Confidential Information and Intellectual Property Assignment Agreement

California Labor Code Section 2870. Application of provision that employee shall assign or offer to assign rights in invention to employer.

a)

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

2)	Result from any work performed by the employee for the employer

b)

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

©Box, Inc. | 900 Jefferson Ave., Redwood City, CA 94063 USA | www.box.com | 877-729-4269